EXHIBIT 11

                      PARKER-HANNIFIN CORPORATION

                                 FORM 10-Q
                COMPUTATION OF EARNINGS PER COMMON SHARE
            (Dollars in thousands, except per share amounts)
                               (Unaudited)


                                                  Three Months Ended
                                                      September 30,
                                              ___________________________
                                                      1997           1996
                                              ____________   ____________
Net income applicable to common shares        $     78,261   $     51,105
                                              ============   ============

Weighted average common shares outstanding
  for the period                               111,603,371    111,454,597

Increase in weighted average from dilutive
  effect of exercise of stock options              851,962        871,839
                                              ____________   ____________
Weighted average common shares, assuming
  issuance of the above securities             112,455,333    112,326,436
                                              ============   ============

Earnings per common share:

    Primary                                   $        .70   $        .46

    Fully diluted (A)                         $        .70   $        .45



(A) This calculation is submitted in accordance with Regulation S-K
    Item 601(b)(11) although not required for income statement presentation because it results in dilution of less than 3 percent.